Exhibit 99.1

CORPORATE INVESTOR RELATIONS
5333 15th Ave. South, Seattle, WA 98108	CONTACT:	Monica J. Burke
(206) 762-0993		Chief Financial Officer
www.stockvalues.com		(415) 331-5281

NEWS RELEASE

WILLIS LEASE FINANCE REPORTS FIRST QUARTER PROFITS UP 15%

SAUSALITO, CA – May 3, 2004—Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, today reported net income rose 15% in the first quarter of 2004 compared to the same period a year ago.  For the first quarter, net income was $969,000, or $0.11 per diluted share, compared to $842,000, or $0.09 per diluted share, for the first quarter of 2003.  First quarter lease revenue increased 5% to $14.8 million from $14.0 million in the first quarter a year ago.

Current Market

“We had net income of nearly $1.0 million in the first quarter of 2004, and I think we are off to a good start for the year.  Both our operating environment and industry conditions have improved considerably since last year at this time,” said Charles F. Willis, President and CEO.  “It is hard to believe that only one year ago our industry was dealing with the effects of SARS, the war in Iraq and a handful of airline bankruptcies—and all the uncertainty that accompanied these events.  Uncertainty has clearly been reduced since then—which is great for our customers.  There is a lot of activity in the market.  The pent-up demand from deferred overhauls and improving traffic is generating strong demand for leased engines from both airlines and maintenance, repair and overhaul providers (MRO’s), in sharp contrast to the depressed market of a year ago.  Customers are making longer commitments and lease rates for most engine types are rising.  I like what I see out there.

“Another major improvement in our environment is that the aviation industry appears to be attracting renewed attention of the investment community, including commercial banks.  Interest in aviation investment opportunities seems to be greater today than at any time in the last several years,” Willis commented.  “Over the last 6-9 months, very large private equity investments have been made in MRO’s, airlines and aircraft leasing companies around the world.  This is a big change, which we hope will create opportunities to improve our capital base.”

The portfolio utilization rate at March 31, 2004 was 88.0%, up from 85.8% at March 30, 2003, down only slightly from 88.3% at December 31, 2003.  While the utilization rate was essentially unchanged at the end of the first quarter 2004 compared to the end of the previous quarter, the company reached a high of 92.6% at the end of February 2004, which was the highest utilization since June 2001.  “We are proud of our remarketing achievements in the first quarter,” said Donald A. Nunemaker, Chief Operating Officer.  “We had a lot of engines moving around during the quarter.  It is important to remember that the utilization rate is subject to volatility from month to month as engines come on and off lease.  We are pleased with the demand we see in the marketplace, and we are continuing to aggressively pursue opportunities to place our engines on lease or keep them with existing lessees.  At the present time, our most popular engine types are fully leased, except for those engines we have in the shop undergoing repairs or overhauls.  This situation permits us to be more selective of lease opportunities and allows us to realize longer lease terms and higher lease rates.  Remarketing activities continue to be our top priority.”

Results from Operations

Lease revenue in the first quarter rose 5% to $14.8 million from $14.0 million in the first quarter of 2003.  During the first quarter of 2004, sales of equipment generated a net gain of $148,000 compared to a net gain of $38,000 in the first quarter last year.  First quarter 2004 other income was $174,000, primarily from service fees generated from our third-party lease placement service launched in the second half of 2003.  Total revenue in the quarter ended March 31, 2004, increased 7% to $15.1 million compared to $14.0 million in the same quarter of 2003.

(more)

First quarter total expenses increased by $905,000, or 7%, to $13.7 million from $12.8 million in the first quarter a year ago.  The largest single component of the increase was depreciation expense which increased $468,000, or 9%, compared to the same period in 2003, due primarily to changes, in the fourth quarter of 2003, in estimates of useful lives and residual values on certain older engine types.  General and administrative expenses rose $305,000, or 9%, over the comparable period in 2003, due mainly to higher commission and personnel expenses.  Net interest and finance costs rose $132,000, or 3%, over the previous year.

First quarter 2004 pretax income increased 11% to $1.4 million from $1.2 million in the first quarter of 2003.  First quarter 2004 net income increased 15% to $969,000, or $0.11 per diluted share compared to $842,000, or $0.09 per diluted share in the first quarter a year ago.

Balance Sheet & Liquidity

At March 31, 2004, the company had 118 commercial jet engines, 4 aircraft parts packages and 7 aircraft in its lease portfolio with a net book value of $502.3 million compared to 116 commercial jet engines, 3 aircraft parts packages and 6 aircraft in its lease portfolio with a net book value of $496.2 at March 31, 2003.

Assets totaled $551.7 million at March 31, 2004, compared to $545.3 million a year ago.  Shareholders’ equity increased 5% to $110.8 million, or $12.46 per common share, compared to $105.6 million or $11.95 per common share at March 31, 2003.

The company had approximately $32.5 million available under its credit facilities at March 31, 2004 compared to approximately $25.7 million a year ago.  The company’s funded debt to equity ratio was 3.17 to 1 at March 31, 2004, compared to 3.46 to 1 at the end of the first quarter last year.  WLFC had $36.9 million of restricted and unrestricted cash and cash equivalents at March 31, 2004, compared to $36.0 million at March 31, 2003.

“We anticipate that interest rates may rise during the next year and have added $60 million in hedges this quarter,” said Monica J. Burke, Chief Financial Officer, “which brings total hedges in place at March 31, 2004, to $170 million against variable rate debt of $333 million.”

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines, rotable parts and aircraft to commercial airlines, aircraft engine manufacturers and overhaul/repair facilities.  These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made; and the Company undertakes no obligation to update them.  The Company’s actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to, the effects on the airline industry and the global economy of events such as the September 11 attack, the war in Iraq, the SARS outbreak and changes in oil prices; trends in the airline industry, including growth rates of markets and other economic factors; risks associated with owning and providing jet engines and aircraft; the ability of the Company to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital to the Company and to its customers; the ability of the Company to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting and tax standards; the market value of engines; and other risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Consolidated Statements of Income

	Three Months Ended
(In thousands, except per share data, unaudited)	March 31, 2004	March 31, 2003	% Change
REVENUE
Lease revenue	$14,764	$14,004	5.4%
Gain on sale of leased equipment	148	38	289.5%
Other income	174	—	n/a
Total revenue	15,086	14,042	7.4%

EXPENSES
Depreciation expense	5,722	5,254	8.9%
General and administrative	3,691	3,386	9.0%
Net interest and finance costs	4,305	4,173	3.2%
Total expenses	13,718	12,813	7.1%

Income before income taxes	1,368	1,229	11.3%

Income tax expense	(399)	(387)	3.1%
Net income	$969	$842	15.1%

Basic earnings per common share	$0.11	$0.10

Diluted earnings per common share	$0.11	$0.09

Average common shares outstanding	8,856	8,836
Diluted average common shares outstanding	9,161	8,875

Consolidated Balance Sheets

(In thousands, except share data, unaudited)	March 31, 2004	December 31, 2003	March 31, 2003
ASSETS
Cash and cash equivalents including restricted cash of $33,609, $33,784 and $26,297 at 3/31/04, 12/31/03 and 3/31/03, respectively	$36,860	$42,986	$35,966
Equipment held for operating lease, less accumulated depreciation	497,078	499,454	489,610
Net investment in direct finance lease	5,253	5,551	6,636
Operating lease related receivable, net of allowances	4,149	2,095	3,075
Investments	1,480	1,480	1,480
Assets under derivative instruments	—	7	71
Other assets	6,833	8,449	8,489
Total assets	$551,653	$560,022	$545,327

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$8,340	$5,753	$4,507
Liabilities under derivative instruments	1,441	696	2,131
Deferred income taxes	25,487	25,283	23,536
Notes payable	350,702	362,395	365,461
Maintenance reserves	46,765	46,408	35,813
Security deposits	2,221	2,314	2,319
Unearned lease revenue	5,927	7,111	5,942
Total liabilities	440,883	449,960	439,709

Shareholders’ equity:
Preferred stock (none outstanding)	—	—	—
Common stock ($0.01 par value)	89	88	88
Paid-in capital in excess of par	61,915	61,710	61,664
Accumulated other comprehensive loss, net of tax	(1,127)	(660)	(1,723)
Retained earnings	49,893	48,924	45,589
Total shareholders’ equity	110,770	110,062	105,618

Total liabilities and shareholders’ equity	$551,653	$560,022	$545,327

Note:  Transmitted on BusinessWire on May 3, 2004 at 1:21 p.m. PDT.